                               WOLOHAN LUMBER CO.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 3, 2001



To The Stockholders Of
Wolohan Lumber Co.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wolohan Lumber Co. will be held on Thursday, the 3rd day of May, 2001, at 2:00 P.M., Local Time, at the Citizens Bank Building, 101 North Washington Avenue, Saginaw, Michigan for the following purposes:

         1. To elect a Board of six Directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

         2. To approve a proposal to amend the Company's Long-Term Incentive Plan to increase the number of shares of the Company's Common Stock which may be issued thereunder; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Stockholders of record at the close of business on March 6, 2001 are entitled to vote at the meeting or any adjournments thereof. Stockholders are requested to date, sign and mail the enclosed Proxy Card promptly in the enclosed addressed envelope.


                                         By Order of the Board of Directors


                                         DAVID G. HONAMAN, Secretary

March 30, 2001

                               WOLOHAN LUMBER CO.
                                1740 Midland Road
                             Saginaw, Michigan 48603

                                 PROXY STATEMENT
                            -------------------------
                                                                  March 30, 2001


         This Proxy Statement contains information related to the Annual Meeting of Stockholders of Wolohan Lumber Co., a Michigan corporation, to be held on Thursday, May 3, 2001, beginning at 2:00 p.m., local time, at the Citizens Bank Building, 101 North Washington Avenue, Saginaw, Michigan, and at any adjournments of the meeting. The Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about the above date.

                                ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING

         At the Company's Annual Meeting, stockholders will elect directors to serve for the ensuing year and vote on a proposal to amend the Company's Long-Term Incentive Plan to increase the number of shares of the Company's Common Stock which may be issued thereunder. In addition, the Company's management will report on the performance of the Company during 2000 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

         Only stockholders of record of the Company's Common Stock at the close of business on the record date, March 6, 2001, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the meeting or any adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. As of the record date, 3,381,598 shares of Common Stock of the Company were outstanding. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of a quorum.

HOW DO I VOTE?

         If you are a registered stockholder, (that is, if you hold your stock in your own name), and you complete and properly sign the accompanying Proxy Card and return it to the

Company's stock transfer agent, Registrar and Transfer Company, it will be voted as you direct. If you attend the meeting, you may deliver your completed Proxy Card in person.

         If your shares are held in "street name" and you complete and properly sign the Proxy Card provided to you by your broker or other nominee, the broker or other nominee is required to vote your shares as you direct pursuant to a duly executed Proxy Card.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

         Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER?

         The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but will be counted for purposes of determining whether there is a quorum.

         The affirmative vote of a majority of the shares represented in person or by proxy will be required to approve the amendment to the Long-Term Incentive Plan. A properly executed proxy marked "Abstain" with respect to the proposal will not be voted, but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

                                 STOCK OWNERSHIP

HOW MUCH COMMON STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

         The following table sets forth, as of March 6, 2001, the number of shares of the Company's Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table who is currently employed by the Company and all directors and executive officers as a group.


                 Name of Individual                             Number                    Percent
                      or Group                               of Shares(1)                 of Class
                      --------                               ------------                 --------

Hugo E. Braun, Jr....................................            13,470(3)                   *
Leo B. Corwin........................................             6,000(2)                   *
David G. Honaman.....................................            58,364(3)                  1.7
Daniel P. Rogers.....................................             7,000(3)                   *
Lee A. Shobe.........................................             7,500(2)                   *
John A. Sieggreen....................................            29,020(3)                   *
Charles R. Weeks.....................................             6,000(2)                   *
James L. Wolohan.....................................         1,570,850(4)                  46.5
All Directors and Executive Officers as a Group (8
persons).............................................         1,698,204(5)                  50.2


* Less than one percent

(1) The number of shares shown in the table does not include 9,498 shares owned by spouses and children where beneficial ownership is disclaimed and does not include any shares held in the Long-Term Incentive Plans.
(2) The number of shares shown in the table includes shares which the following directors have the right to acquire upon the exercise of stock options granted under the Stock Option Plan for Non-Employee Directors:
     Hugo E. Braun, Jr., Leo B. Corwin, Lee A. Shobe and Charles R. Weeks, 5,000 shares each.
(3) The number of shares shown in the table includes shares issuable upon the exercise of stock options within 60 days of March 6, 2001 for the following executive officers: David G. Honaman - 31,000 shares, Daniel P. Rogers - 7,000 shares, and John A. Sieggreen - 29,000 shares.
(4) The number of shares shown in the table as beneficially owned by James L. Wolohan includes 80,506 shares which he owns in his own name, 65,000 shares issuable upon the exercise of stock options within 60 days of March 6, 2001, 1,573 shares which he holds as custodian and 1,423,771 shares which he holds with Michael J. Wolohan as Co-Trustee.
(5) Includes 1,425,344 shares which directors and officers (including James L. Wolohan) hold as trustees or in other fiduciary capacities but does not include shares held by family members in their own right or in other trusts for the benefit of family members where beneficial ownership is disclaimed by the director or officer.

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S COMMON STOCK?

         The following table sets forth certain information concerning persons which, to the knowledge of the Company, own as of March 6, 2001 more than 5% of the outstanding Common Stock.

                                Name of                                           Number                   Percent
                           Beneficial Owner                                    of Shares(1)                of Class
                           ----------------                                    ------------                --------

Michael J. Wolohan and James L. Wolohan as Co-Trustees............              1,423,771(2)                42.1

Timothy W. and Georgine Wolohan...................................                266,953                    7.9
6 Pinehurst Lane
Cincinnati, Ohio 45208

Dimensional Fund Advisors, Inc....................................                209,726(3)                 6.2
1299 Ocean Avenue
Santa Monica, California 90401


(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power.

(2) In addition, 7,260 shares are held by Michael J. Wolohan's spouse as Trustee and 1,931 shares are held by Michael J. Wolohan as Trustee; James L. Wolohan owns 80,506 shares, is custodian of an account which holds 1,573 shares and holds stock options exercisable within 60 days of March 6, 2001 to purchase 65,000 shares; and James L. Wolohan's spouse holds 9,489 shares as Trustee of five trusts.

(3) Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission.


                              ELECTION OF DIRECTORS

         The By-Laws of the Company provide that the number of directors shall be determined by the Board of Directors and shall not be less than five nor more than nine. The Board of Directors has fixed at six the number of directors to be elected at the meeting to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the nominees hereinafter named as directors.

         The proposed nominees for election as directors are willing to be elected as such. If, as a result of circumstances not now known or foreseen, any such nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. Directors are elected by a plurality of votes which are present in person or represented by proxy at the meeting.

                     INFORMATION ABOUT NOMINEES AS DIRECTORS

         The following information is furnished with respect to each person nominated for election as a director, each of whom is presently a director of the Company.

                                                                                                             Has
                                                                                                            Served
                                                           Principal Occupation and                           as
                                                            Directorships in Other                         Director
          Name and Age of Nominee                         Publicly Owned Companies(1)                       Since
          -----------------------                         ---------------------------                       -----

Hugo E. Braun, Jr., 68......................  Partner, Braun Kendrick Finkbeiner, P.L.C.,
                                              Attorneys-at-law, Director of Citizens Banking
                                              Corporation........................................            1984

James L. Wolohan, 49........................  Chairman of the Board, President and Chief
                                              Executive Officer of the Company, Director of
                                              Jacobson Stores, Inc. and Citizens Banking
                                              Corporation........................................            1986

Leo B. Corwin, 66...........................  President, Txcor, Inc. Formerly Senior Vice
                                              President of Merchandising for Builders Square,
                                              Inc................................................            1992

Charles R. Weeks, 66........................  Director of Citizens Banking Corporation, Formerly
                                              Chairman and Chief Executive Officer , Citizens
                                              Banking Corporation................................            1996

Lee A. Shobe, 62............................  Formerly President and Chief Executive Officer of
                                              Dow Brands, Inc....................................            1996

John A. Sieggreen, 38.......................  Executive Vice President and Chief Operating
                                              Officer of the Company.............................            1999


(1) Each of the directors and nominees has had the same principal occupation during the past five years except as follows: Mr. Sieggreen served as Vice President of Operations from 1997 to 1999. Prior thereto he served in various management positions with Building Materials Holdings Corp.

         The law firm of Braun Kendrick Finkbeiner, P.L.C., of which firm Hugo
E. Braun, Jr. is a partner, performs legal services for the Company.

         The Company maintains banking relationships in the ordinary course of business with Citizens Bank, a subsidiary of Citizens Banking Corporation, of which Charles R. Weeks, Hugo E. Braun, Jr. and James L. Wolohan are directors.

HOW OFTEN DID THE BOARD MEET DURING 2000?

         The Board of Directors held five meetings during 2000.

WHAT ARE THE COMMITTEES OF THE BOARD AND
WHAT ARE THE FUNCTIONS OF THE BOARD COMMITTEES?

         The Company has a standing Audit Committee, Compensation Committee and Management Review Committee of the Board of Directors.

         The members of the Audit Committee for 2000 were Hugo E. Braun, Jr., Chairman, Leo B. Corwin, Lee A. Shobe and Charles R. Weeks. The Audit Committee met five times during 2000. See "Report of the Audit Committee" herein.

         The members of the Compensation Committee for 2000 were Charles R. Weeks, Chairman and Hugo E. Braun, Jr. The Compensation Committee met four times during 2000. The Committee reviews and recommends to the Board of Directors the compensation of officers of the Company, examines periodically the compensation structure of the Company and administers the Company's Long-Term Incentive Plans.

         The members of the Management Review Committee for 2000 were Lee A. Shobe, Chairman, Hugo E. Braun, Jr., Leo B. Corwin and Charles R. Weeks. This Committee met four times during 2000. Among its various responsibilities, the Committee recommends nominees for election as directors at the Annual Meeting of Stockholders and individuals to fill vacancies which may occur between annual meetings. The Committee will consider as potential nominees persons recommended by stockholders. Such recommendations should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected.

HOW ARE DIRECTORS COMPENSATED?

         Directors who are not full-time employees received a fee of $16,000 ($19,000 for each Chairman of a Committee) for 2000, plus reimbursement for travel expenses to attend meetings of the Board of Directors. On May 4, 2000, each of the then current directors with the exception of James L. Wolohan and John A. Sieggreen, were granted an option under the Stock Option Plan for Non-Employee Directors to purchase 1,000 shares of Common Stock at an option price of $10.50 per share. The option price was equal to the closing market price on the date of grant.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee which is composed of four independent Directors met five times in fiscal 2000, and operates under a written charter (Appendix A) adopted by the Board of Directors. Executive management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

         The Committee reviewed with the independent auditors, Rehmann Robson PC, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1.

         The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for 2001.

                                               Audit Committee

                                                    Hugo E. Braun, Jr., Chairman
                                                    Leo B. Corwin
                                                    Lee A. Shobe
                                                    Charles R. Weeks

                                   AUDIT FEES

         The aggregate fees billed or expected to be billed to the Company for the year ended December 31, 2000 by the Company's independent auditor, Rehmann Robson PC, are as follows:

                  Audit Fees                                            $106,000
                  Financial Information Systems and
                  Implementation Fees                                     28,600
                  All Other Fees                                         139,400
                                                                         -------
                  Total                                                 $274,000

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors (the "Committee") is composed of two outside directors and is responsible for developing and making recommendations to the Board of Directors, with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the chief executive officer and each of the other officers of the Company.

         The Committee has available to it an outside compensation consultant and access to independent compensation data.

         The Company's compensation policy for officers is designed to support the overall objective of enhancing value for stockholders by attracting, developing, rewarding, and retaining highly qualified and productive individuals; relating compensation to both Company and individual performance; and ensuring compensation levels that are externally competitive and internally equitable.

         The key elements of the Company officers' compensation consist of base salary, potential bonus awards under the Cash Incentive Compensation Program based on overall Company performance and the award of Performance Shares and stock options under the Long-Term Incentive Plan which give the officers the opportunity to earn long-term stock based incentives. The Compensation Committee's policies with respect to each of these elements, including the determination of the compensation awarded to Mr. Wolohan, the Company's chief executive officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

BASE SALARY

         Each officer's salary is reviewed annually. In determining appropriate salary levels, consideration is given to the scope of responsibility, experience, Company and individual performance as well as pay practices of other companies relating to executives of similar responsibility.

         With respect to the base salary of Mr. Wolohan in 2000, consideration was given to a comparison of base salaries of chief executive officers of peer companies, and an assessment of Mr. Wolohan's individual performance. Mr. Wolohan's base salary of $222,000 for 2000 remained the same as his 1999, 1998 and 1997 base salary.

CASH INCENTIVE COMPENSATION PROGRAM

         To emphasize the creation of value for stockholders, the Company adopted the EVA(TM) (Economic Value Added) concept in 1997. The concept is used to evaluate Company and individual market performance.

         Incentives for operating management are based on the results of the individual market(s) supervised. Factors which determine the amount of incentive are: (1) net operating profit after tax, (2) return on net controllable assets, and (3) the improvement in return on net controllable assets. Each of these factors is consistent with the EVA (TM) concept. Incentives for middle management corporate office staff are based on the summation of results for all markets using the same factors as operating management as well as individual performance objectives.

         Incentives for senior management are based on total Company performance. The Compensation Committee awarded bonuses to senior management for 2000 recognizing their significant progress in implementing key components of the Company's strategic plan.

LONG-TERM INCENTIVE PLAN

         The purpose of the Long-Term Incentive Plan of the Company is to: (i) strengthen the commonality of interest between management and the Company's stockholders, (ii) provide strong incentives and rewards for key employees to accomplish the Company's long term goals and objectives, (iii) attract and retain employees of high caliber and ability, and (iv) offer, in combination with base salaries, other incentives and benefits, a comprehensive and competitive total compensation program. The Plan provides for the award of Performance Shares as well as stock options.

         PERFORMANCE SHARES. The program for 2000 was composed of various tiers with each participant assigned to a tier upon the basis of the participant's job responsibilities. Performance Shares are based on return on investment and/or individual performance objectives. For job responsibilities there is specified the number of Performance Shares which will be awarded a participant if a specified return on investment and/or individual performance objectives are achieved.

         STOCK OPTIONS. Under the Long-Term Incentive Plan, stock options may be granted, from time to time, to officers and key employees of the Company. The number of options granted is determined by subjective evaluation of the person's ability to influence the Company's long-term growth and profitability. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant.

         On September 22, 2000, Mr. Wolohan was granted stock options to purchase 50,000 shares of Common Stock at an option price of $10 1/16 per share. The options do not vest for a period of thirty-six months from date of grant or an earlier change of control. Of the options granted, 25,000 shares are subject to stockholder approval of an amendment to the Long-Term Incentive Plan as discussed in this Proxy Statement.

         The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during 2000 adequately reflect the Company's compensation goals and policies

                                                     Compensation Committee


                                                     CHARLES R. WEEKS, Chairman
                                                     HUGO E. BRAUN, JR.


                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth information with respect to the compensation of the Chief Executive Officer and the named executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term
                                                                                                 Compensation
                                                           Annual Compensation(1)                   Awards
                                                           ----------------------                -------------
                                                                                                 Number of
                                                                                                  Securities
                  Name and                                                                       Underlying
                  Principal                                                                       Options/          All Other
                   Position                  Year            Salary          Bonus               Granted(2)       Compensation(3)
                  ----------                 ----            ------          -----               ----------       ---------------

James L. Wolohan                             2000            $222,000        $  -0-                 50,000            $14,269
   Chairman of the Board,                    1999             222,000        75,000                    -0-             10,804
   President and Chief Executive Officer     1998             222,000           -0-                 75,000              7,586

John A. Sieggreen                            2000             155,000        50,000                 50,000              6,500
   Executive Vice President and              1999             138,042        40,000                 15,000              4,841
   Chief Operating Officer                   1998             125,000           -0-                 35,000              2,525

David G. Honaman                             2000             127,000           -0-                    -0-              7,456
   Senior Vice President,                    1999             122,576        20,000                    -0-              6,124
   Secretary and Chief Financial Officer     1998             120,000           -0-                 25,000              4,441

Daniel P. Rogers (4)                         2000             135,000        30,000                 50,000              5,545
   Senior Vice President -                   1999             121,731        30,000                 15,000              4,942
   General Merchandise Manager               1998              62,287        36,000                 10,000              4,023

Curtis J. LeMaster (5)                       2000             113,000           -0-                    -0-              1,855
   Senior Vice President -                   1999             120,000        17,500                    -0-              4,755
   Chief Information Officer                 1998             120,000           -0-                 25,000              2,092


(1) The aggregate amount of perquisites and other personal benefits for any named executive officer does not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive officer, and is therefore, not reflected in the table.

(2) Represents the number of stock options granted under the Company's Long-Term Incentive Plan. Of the options granted to Messrs. Wolohan, Sieggreen and Rogers, 25,000 shares as to each officer are subject to stockholder approval of an amendment to the Long-Term Incentive Plan as discussed in this Proxy Statement.

(3) This column includes the Company's contributions to the Deferred Profit Sharing Plan and Supplemental Executive Retirement Program as well as dividends paid on outstanding Performance Shares under the Company's Long-Term Incentive Plans. The Company's 2000 contribution to the Deferred Profit Sharing Plan and Supplemental Executive Retirement Program was as follows: Mr. Wolohan - $8,910; Mr. Sieggreen - $5,100; Mr. Honaman - $4,410; and Mr. Rogers - $4,950. It also includes dividends paid on outstanding Performance Shares during 2000 under the Company's Long-Term Incentive Plans as follows: Mr. Wolohan - $5,359; Mr. Sieggreen - $1,400; Mr. Honaman - $3,046; Mr. Rogers - $595; and Mr. LeMaster - $1,855.

(4) Mr. Rogers joined the Company on June 29, 1998 upon the Company's acquisition of Central Michigan Lumber Company.

(5)      Mr. LeMaster retired from the Company effective December 1, 2000.


LONG-TERM INCENTIVE PLAN - AWARDS IN 2000

         The following table sets forth information with respect to awards of Performance Shares under the Long-Term Incentive Plan during 2000 to the following executive officers named in the Summary Compensation Table.

                                                                  Performance or
                                            Number of           Other Period Until                  Estimated
                                            Performance             Maturation                    Future Payouts
                                                                                        ----------------------------------
         Name                             Shares Awarded           Or Payout(1)         Threshold     Target       Maximum
         ----                             --------------           ------------         ---------     ------       -------
James L. Wolohan....................          3,000                 1/1/2011             3,000        3,000        3,000
John A. Sieggreen...................          2,000                 1/1/2011             2,000        2,000        2,000
David G. Honaman....................          1,500                 1/1/2011             1,500        1,500        1,500
Daniel P. Rogers....................          2,000                 1/1/2011             2,000        2,000        2,000
Curtis J. LeMaster..................          1,500                 1/1/2011             1,500        1,500        1,500


(1) These Performance Shares may be fully earned by January 1, 2006 and shall be deliverable to the participant on January 1, 2011.

         Performance Shares when awarded are earned by a participant based on the achievement of performance goals and/or individual performance objectives at the end of the stated performance period and the participant's continued employment after such period. Such shares as to which performance goals and/or individual performance objectives have been met shall be deemed earned by the participant in increments of twenty percent per year for each year after the end of the stated performance period, so that by the end of the fifth year after the end of the stated performance period, the participant will have fully earned the Performance Shares.

         Performance Shares shall be distributed to participants in the form of one share of the Company's Common Stock for each Performance Share earned. In lieu of immediate issuance of shares of Common Stock upon being earned, the Compensation Committee shall defer the delivery of such shares for a period of five years after the date all of the Performance Shares become 100% earned; provided, however, in the event of termination of employment by the participant during such five year period, all such shares not yet distributed shall be delivered to or on behalf of the participant.

         Under the Long-Term Incentive Plan the following executive officers named in the Summary Compensation Table are vested and nonvested with the following number of Performance Shares having the following aggregate values based on the last sales price of the Common Stock of the Company on the NASDAQ National Market System on December 31, 2000:

                                                 Performance Shares                          Performance Shares
                                                       Vested                                      Nonvested
                                     -------------------------------------           ----------------------------------
            Name                     Number                          Value           Number                       Value
            ----                     ------                          -----           ------                       -----
James L. Wolohan.......              12,940                       $139,105           9,000                      $96,750
John A. Sieggreen.......              2,200                         23,650           5,300                       56,975
David G. Honaman......                7,622                         81,437           4,500                       48,375
Daniel P. Rogers.........               700                          7,525           3,800                       40,850
Curtis J. LeMaster.......             8,500                         91,375             -0-                          -0-


         Shares of the Company's Common Stock as to which performance goals and/or individual performance objectives have not been met have full dividend rights with respect to dividends declared after such goals and/or objectives have been met, with such dividends being paid directly to the participant.

OPTIONS/SAR GRANTS DURING 2000

         The following table sets forth information on stock options granted during 2000 under the Company's Long-Term Incentive Plan to the executive officers named in the Summary Compensation Table.

                                                   Individual  Grants
                                  --------------------------------------------------
                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                      Percent of                                          Ranges
                                                        Total                                         of Stock Price
                                    Number of          Options                                       Appreciation for
                                   Securities         Granted to       Exercise                           Option
            Name                   Underlying         Employees         Price                         Term(5)
            ----                   Options/SARS          During           Per        Expiration   ---------------------
                                  Granted(1)(2)        2000(3)          Share(4)       Date              5%       10%
                                  -------------        -------          --------       ----              --       ---

James L. Wolohan......               50,000              33.3          $10 1/16       9/21/10         $16.40     $26.06
John A. Sieggreen........            50,000              33.3           10 1/16       9/21/10          16.40      26.06
Daniel P. Rogers........             50,000              33.3           10 1/16       9/21/10          16.40      26.06


(1)      The Long-Term Incentive Plan does not provide for the grant of SARs.

(2) Of the options granted, 25,000 shares as to each officer are subject to stockholder approval of an amendment to the Long-Term Incentive Plan increasing the number of shares issuable thereunder as hereinafter described.

(3) The Company granted options aggregating 150,000 shares to officers and key employees during 2000.

(4)      The exercise price may be paid by delivery of already-owned shares.

(5) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10% (total appreciation of 63% and 159%) respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

YEAR-END OPTION VALUES

         The following table sets forth certain information on the number of stock options remaining unexercised at December 31, 2000 by the executive officers named in the Summary Compensation Table and the value of such options at December 31, 2000. No options were exercised during 2000 by such executive officers.

                                                                       Number of
                                    Shares         Value          Securities Underlying       Value of Unexercised
                                    Acquired       Realized        Unexercised Options     In-the-Money Stock Options
                                     on             at            at December 31, 2000       at December 31, 2000
                                                      --------------------  --------------------
             Name                  Exercise       Exercise  Exercisable     Unexercisable   Exercisable   Unexercisable
             ----                  --------       --------  -----------     -------------   -----------   -------------
James L. Wolohan...........          -0-            -0-          60,000        95,000        $15,000         $34,375
John A. Sieggreen..........          -0-            -0-          22,000        83,000            -0-          34,375
David G. Honaman...........          -0-            -0-          26,000        15,000          9,000             -0-
Daniel P. Rogers...........          -0-            -0-           7,000        68,000            -0-          34,375
Curtis J. LeMaster.............      -0-            -0-          10,000        18,000          4,500             -0-


PERFORMANCE GRAPH

         The following graph compares the change in the Company's cumulative total stockholder return on its Common Stock with the NASDAQ Stock Market (U.S. Companies), the NASDAQ Retail Trade Stocks and a Peer Group Index.

                               [PERFORMANCE GRAPH]


Data Sheet

                                            31-DEC        31-DEC       31-DEC        31-DEC        31-DEC
                                                96           97           98             99            00
                                            ----------------------------------------------------------------
Wolohan Lumber Co.                              132         145          143           136           124

NASDAQ Stock Market                             123         151          213           395           238

Peer Group Index                                 83          70           83            76            62

NASDAQ Retail Trade Stocks                      119         140          171           150            92


--------------------------------------------------------------------------------
                       Assuming $100 Invested on 12/31/95
                           with Dividends Reinvested
--------------------------------------------------------------------------------



         The 2000 Peer Group Index is composed of the  following  issuers:
Wickes, Inc. and Building Materials Holding Corp. Prepared by: Research Data Group, Inc.


                        SELECTION OF INDEPENDENT AUDITORS

         Rehmann Robson PC has been re-appointed as independent auditors to audit the Company's financial statements for the year 2001 by the Board of Directors of the Company upon the recommendation of the Audit Committee of the Board of Directors. Representatives of Rehmann Robson PC will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

                 PROPOSAL TO AMEND THE LONG-TERM INCENTIVE PLAN

         The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Long-Term Incentive Plan (the "Plan"), to make available an additional 150,000 shares of the Company's Common Stock for issuance thereunder. The Plan was previously approved by stockholders at the Annual Meeting in April 1991.

         The Company has elected to continue issuing shares pursuant to the Plan rather than initiating a new plan. Of the 550,000 shares authorized (adjusted for subsequent stock dividends) for issuance pursuant to the Plan, only 61,471 shares remain available for issuance. If the amendment to the Plan is not approved by Stockholders, options for 75,000 shares awarded on September 22, 2000 shall be deemed not to have been granted. The Plan is intended to enable key employees of the Company to participate in the Company's future growth and profitability by offering them long-term performance-based incentive compensation. The Plan also provides a means through which the Company can attract and retain key employees.

         The essential features of the Plan are set forth below.

         ELIGIBILITY FOR PARTICIPATION. Participation in the Plan is limited to officers and other key employees designated by the Compensation Committee of the Board of Directors of the Company (the "Committee"), whose members are not eligible to participate in the Plan. The Committee is empowered under the Plan to grant Performance Share awards and stock options.

         GRANT OF PERFORMANCE SHARES. The Plan provides for the grant of Performance Shares to participants. Performance Shares are shares of the Company's Common Stock contingently granted to participants under the Plan which may be earned out by achievement of performance goals and/or individual performance objectives during the performance period and by continued employment.

         The performance goals established under the Plan relate to the Company's overall performance during the performance period (no less than one year and no more than five years) or to the performance of a major company unit and may be stated in terms of, but not limited to: (i) return on equity, (ii) return on assets employed, (iii) return on sales, and/or (iv) earnings per share. More than one performance goal may be established under the Plan. Such goals may be changed by the Committee to reflect major unforeseen events.

         The individual performance objectives established under the Plan shall mean those objectives, as determined by the Committee, for individual performance by a participant, the achievement of which shall determine whether Performance Shares are earned by a participant under the Plan.

         All Performance Shares are earned by a participant based on the achievement of performance goals and/or individual performance objectives at the end of the stated performance period and the participant's continued employment after such period. Such shares as to which performance goals and/or individual performance objectives have been met shall be deemed earned by the participant in increments of twenty percent per year for each year after the end of the stated performance period, so that by the end of the firth year after the end of the stated performance period, the participant will have fully earned the Performance Shares.

         Except as provided in the following paragraph, if the participant's employment with the Company terminates before the Performance Shares are earned, no distribution shall be made with respect to such unearned shares unless the Committee, on a case by case basis, decides otherwise.

         If the participant's employment with the Company terminates after the applicable performance goals and/or individual performance objectives have been met but before the date Performance Shares are 100% earned by reason of retirement on attaining the age of 65, death or total and permanent disability of the participant, the Performance Shares shall become 100% earned and such shares shall be delivered to or on behalf of the participant. In the event the participant's employment is terminated, other than by reason of retirement on attaining the age of 65, death or total and permanent disability, before the Performance Shares are 100% earned, the Performance Shares earned to the date of termination shall be distributed to the participant.

         Performance Shares are distributed to participants in the form of one share of the Company's Common Stock for each Performance Share earned. In lieu of immediate issuance of shares of Common Stock upon being earned, the Committee shall defer the delivery of such shares for a period of five years after the date all of the Performance Shares become 100% earned; provided, however, in the event of termination of employment by the participant during such five year period, all such shares not yet distributed shall be delivered to or on behalf of the participant.

         Shares of the Company's Common Stock as to which performance goals and/or individual performance objectives have been met shall have full dividend rights with respect to dividends declared after such goals and/or objectives have been met, with such dividends being paid directly to the participant.

         GRANT OF STOCK OPTIONS. The Committee shall select from eligible employees participants to be granted stock options and determine the time when each option shall be granted and the number of shares subject to each option. Options may be either incentive stock options or non-qualified stock options. More than one option may be granted to the same person. The Committee may not grant an employee incentive stock options which in the aggregate are first exercisable during any one calendar year with respect to Common Stock the aggregate Fair Market Value of which (determined as of the time of grant) exceeds $100,000.

         The price at which shares may be purchased upon exercise of an option shall be not less than 100% of the Fair Market Value of such shares on the date such option is granted. Fair Market Value is defined as the closing price of the Common Stock on the NASDAQ National Market System.

         The period during which each option may be exercised shall be fixed by the Committee at the time the option is granted, but such period in no event shall expire later than ten years from the date the option is granted in the case of incentive stock options and ten years and two days in the case of non-qualified stock options. Each option may not be exercised for a period of six months from the date the option is granted and then only during the continuance of the participant's employment with the Company. Each option shall be exercisable in whole or in part in installments at such time or times as the Committee may prescribe and specify in the applicable option agreement.

         Payment of the option price shall be made in cash or, at the discretion of the Committee, through the delivery of shares of Common Stock of the Company with a value equal to the total option price or a combination of cash and shares. Any shares so delivered shall be valued at their Fair Market Value on the exercise date.

         Except as hereinafter provided, an option may be exercised by the participant only while such participant is employed by the Company. In the event that the employment of a participant to whom an option has been granted shall terminate (except as set forth below) such option may be exercised, to the extent that the option was exercisable on the date of termination of employment, only until the earlier of three months after such termination or the original expiration date of the option; provided, however, that if termination of employment results from death or total and permanent disability, such three month period shall be extended to twelve months; and provided, further, that any option held by a participant whose employment shall be terminated either (i) for cause as determined by the Committee or (ii) voluntarily by the participant and without the consent of the Company shall, to the extent not theretofore exercised, forthwith terminate.

         SHARES SUBJECT TO PLAN. Shares of Common Stock are made available from the authorized and unissued shares of the Company. If an option or award granted under the Plan shall expire or terminate for any reason, the shares subject to, but not delivered, under such option or award shall be available for other options and awards to be issued under the Plan.

         The aggregate number of shares of Common Stock which may be issued under the Plan, the number of shares covered by each outstanding option or award, and the price per share in each option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment. As of March 19, 2001 the closing price of the Common Stock of the Company on the NASDAQ National Market System was $9.563.

         CHANGE IN CONTROL. In the case of Change in Control (as defined in the Plan) of the Company, unless the Committee determines otherwise, each option then outstanding shall immediately become exercisable in full and each Performance Share shall immediately be fully vested and nonforfeitable and shall thereupon be paid as soon as practicable.

         AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan provided, however, that no such amendment or termination shall adversely affect any option or award then in effect unless the prior approval of the participant so affected is obtained and provided further that any amendment to the Plan shall be subject to stockholder approval to the extent necessary to satisfy the requirements of Section 16 under the Securities Exchange Act of 1934.

         DURATION. It is contemplated that the Plan shall remain in effect indefinitely, but the Board of Directors of the Company may terminate the Plan at any time.

         FEDERAL INCOME TAX CONSEQUENCES. The Company is advised by counsel that the grant of a non-qualified option or incentive stock option has no tax consequences for the optionee or the Company. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Company is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

         No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months thereafter, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding periods.

         There are no tax consequences to the participant or the Company upon the grant of Performance Share awards. Common Stock of the Company issued pursuant to the awards will constitute taxable income to the participant and be deductible to the Company when the stock is delivered to the participant pursuant to the terms of the Plan. The later sale of any stock received under such an award will result in gain to the participant to the extent of any excess of the sale price over the fair market value of the stock when it is delivered to the participant.

         OPTIONS GRANTED. On September 22, 2000, James L. Wolohan, John A. Sieggreen and Daniel P. Rogers were each granted non-qualified stock options to purchase 50,000 shares of Common Stock at an option price of $10 1/16 per share. The options do not vest for a period of thirty-six months from date of grant or an earlier Change in Control. Of the options granted, 25,000 shares as to each officer are subject to stockholder approval of the amendment to the Plan increasing the number of shares issuable thereunder. If the amendment to the Plan is not approved by stockholders, options for 25,000 shares as to each officer shall be deemed not to have been granted.

         REQUIRED VOTE. The affirmative vote of a majority of the Common Stock of the Company, present in person or by proxy at the meeting, will be necessary to approve the amendment to the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

                                  MISCELLANEOUS

         It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters be presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

         The entire cost of preparing and mailing the proxy material will be borne by the Company. Solicitation of proxies will be made by mail, personally, or by telephone, by officers, directors and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.

         It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, whether you plan to attend or not, you are urged regardless of the number of shares of stock owned, to date, sign and return the enclosed Proxy Card promptly.

         STOCKHOLDERS PROPOSALS Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented to the 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company at the executive offices on or before November 30, 2001.


                                            By Order of the Board of Directors,



                                            DAVID G. HONAMAN, Secretary

                                                                APPENDIX A
                                                                ----------

                               WOLOHAN LUMBER CO.
                             AUDIT COMMITTEE CHARTER
                             -----------------------



MEMBERSHIP. The Board of Directors (the "Board") shall have an Audit Committee composed of three or more directors who are not currently employed (or have not been employed in the past three years) by the Company and who are independent of the management of the corporation and free of any relationship that would interfere with their exercise of independent judgment. Committee members, including one who shall be appointed as chairman, will be elected by the Board. The terms of the Committee members shall be one year. At least one Committee member must have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience, including employment position as a Chief Executive Officer, Chief Financial Officer or other senior officer with financial oversight responsibilities.

AUDIT COMMITTEE PRIMARY FUNCTION. It is recognized that Wolohan Lumber Co. executive management has the primary responsibility for financial and other reporting, internal control, and compliance with laws, regulations and ethics. The Audit Committee shall provide assistance to the Board in fulfilling its responsibility relating to the adequacy and effectiveness of the Company's internal controls and financial reporting policies and practices, the Company's standards of business conduct and ethics, oversight of the independence of the outside auditor and by reviewing the financial information which will be provided to the shareholders and others.

The Committee shall be empowered to retain, at Company expense, independent consultants to advise the Committee and to call on assistance from officers and employees of the Company.

The Audit Committee shall facilitate free and open communication among the Board, the independent consultants, the Company's independent auditors, the internal auditor, and with the chief executive officer and other members of management of the Company.

DUTIES AND RESPONSIBILITIES. The Audit Committee shall be responsible for the following activities:

1. Recommend to the Board the appointment of the independent accounting firm to conduct the annual audit of the Company; together with a review of annual audit fees and related costs.

2. Review with the independent auditor the scope of the annual audit and any reports issued in connection with the audit.

3. Prior to the public release thereof, review and discuss with management and the independent auditor the annual audited financial statements, relevant information regarding the annual reports and the financial reporting process in order to determine that the independent auditors are satisfied with the disclosure and content of the financial statements and have advised the Committee of all significant matters that are required by professional auditing standards.

4. Review the annual audit and "Management Letter" comments, together with management's plans for corrective action, with the independent auditors.

5. Review the independent auditor's annual letter and disclosures to the Committee regarding independence and review the non-audit services performed by the independent auditor to ensure that performing those services does not impair the independence of the auditors.

6.            Oversee the quarterly public reporting process.

7. Review at least annually with management and the internal auditor the role of the internal audit department and the scope of the work performed by the internal auditors, approve the annual internal audit plan and periodically review the audit status, findings and management's response thereto.

8. Review and concur in the appointment, replacement, reassignment or dismissal of the manager of internal auditing.

9. Each quarter, communication should take place between the Audit Committee Chairman and the independent auditors prior to the SEC filing regarding any significant matters related to professional auditing standards.

10. Review annually with management, the independent auditor and the internal auditor, the adequacy and effectiveness of internal controls and the Company's accounting principles, policies and practices.

11. Review with management the programs and procedures to assure compliance with laws, regulations and corporate policy.

12. Review with management the programs and procedures established to avoid conflicts of interest, including the Company's Code of Ethics.

13. Periodically review the status of any pending litigation which could have a significant impact on the Company's financial statements or seriously affect its reputation.

14. At least once annually, meet with the independent auditors without management members being present. In addition, the Audit Committee or its Chairman shall meet periodically with the internal auditor without management members being present.

15. Review the annual audit for the Company's retirement plans and other employee benefit plan.

16. Other activities deemed appropriate including the preparation of summary reports to the Board of Directors together with any recommendations for action.

17.           Oversee special investigations.

18.           Review this Charter at least annually.

MEETINGS. The Audit Committee will generally meet quarterly and at such other times as deemed necessary. The meetings will be held as determined by the Chairman of the Audit Committee. A meeting agenda will be prepared by the Manager of Internal Auditing in conjunction with the Chairman and distributed prior to each meeting. The Manager of Internal Auditing will act as Secretary of the Audit Committee and will be responsible for transcribing minutes of each meeting. The minutes will be approved by the Chairman prior to distribution.






                                      -2-